News Release
Media Contacts:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Gail K. Warner +1 704 423 7048	2730 West Tyvola Road
Investor Contact:	Charlotte, NC 28217-4578
Paul Gifford +1 704 423 5517	Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com
Goodrich Announces Second Quarter 2005 Results, Increases Full Year 2005 Outlook
•	Second quarter 2005 net income per diluted share was $0.61, a 91 percent increase over second quarter 2004 net income per diluted share.

•	Second quarter 2005 sales of $1,353 million increased 20 percent compared to second quarter 2004, reflecting sales growth in all segments and market channels.

•	Full year 2005 outlook for net income per diluted share increased from $1.80 — $1.95 to $2.00 — $2.10.

•	Full year 2005 outlook for sales increased from $5.1 — $5.2 billion to $5.2 — $5.3 billion.
CHARLOTTE, NC, July 28, 2005 – Goodrich Corporation announced results today for the second quarter 2005, and increased its full year 2005 outlook.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We are very pleased with our second quarter results. The continuing upward trend in the commercial aerospace market, strong demand for our defense and space products and our focus on operational excellence all contributed to our strong performance. The commercial aerospace upturn continued to gain momentum during the quarter, as evidenced by the new aircraft orders announced by Airbus, Boeing and Embraer at the recent Paris Air Show. It appears that 2005 could establish an all time record for new orders for commercial aircraft in a single year. The orders for these aircraft, which include significant Goodrich content, should generate substantial long-term growth for the company.”
“Based on our strong first half performance and the improving demand for our products, we have increased our overall sales and net income outlook for the full year 2005. We now expect 2005 sales in the range of $5.2 — $5.3 billion, and net income per diluted share in the range of $2.00 - $2.10. Our continuing focus on operational excellence should enable us to maximize the opportunities offered as we enter this significant period of growth for our company and our industry,” Larsen continued.

The company reported second quarter 2005 net income of $76 million, or $0.61 per diluted share, on sales of $1,353 million. This compares to second quarter 2004 net income of $39 million, or $0.32 per diluted share, on sales of $1,128 million. The improved results were primarily due to increased sales for commercial aerospace original equipment and aftermarket products, as well as higher sales volume in all of the company’s other market channels and the favorable impact of the company’s enterprise initiatives, such as lean manufacturing and supply chain management. Income in the quarter was also affected by a number of additional items, including those discussed below:
•	Gain on the sale of the company’s JcAIR Test Systems business – The sale to Aeroflex Incorporated was completed in April and resulted in an after-tax gain of $13 million, or $0.10 per diluted share. All prior periods have been restated to reflect the business as a discontinued operation.

•	Charges associated with the A380 Actuation program – In the second quarter 2005, Goodrich recorded a charge of approximately $10 million after-tax ($0.08 per diluted share) to reserve for costs associated with the retrofit of actuators on the A380 aircraft. These costs were taken into account in the company’s prior outlook for full year 2005 results.

•	Debt retirement — premiums and other costs of $4 million after-tax ($0.03 per diluted share) associated with the early retirement of $100 million of long-term debt, which was completed in April 2005.
For the second quarter 2005 the company reported an effective tax rate of 30.5 percent, essentially unchanged from the effective rate of 31 percent for the second quarter 2004. The rate included the elimination of certain valuation allowances against the net operating losses of a foreign subsidiary, partially offset by additional taxes related to the company’s plan to repatriate approximately $100 million of cash currently held in foreign subsidiaries pursuant to the American Jobs Creation Act.
For the first six months of 2005, the company reported net income of $133 million, or $1.08 per diluted share, on sales of $2,628 million. During the first six months of 2004, net income was $86 million, or $0.71 per diluted share, on sales of $2,285 million. The increased sales of $343 million are primarily attributable to double-digit percentage sales growth in all of the company’s major market channels.
Cash flow from operations during the second quarter 2005 was $91 million, an increase of $11 million from the same period in 2004. The primary reason for the increase was increased net income and lower pension contributions, partially offset by higher working capital levels necessary to support rising sales and production rates for large commercial aircraft. In the quarter the company contributed $4 million to its worldwide pension plans compared to a contribution of $28 million in the second quarter of 2004. Goodrich reported capital expenditures of $40 million in the second quarter of 2005 versus $29 million in the second quarter of 2004.

The cash balance of $251 million at June 30, 2005 decreased by $35 million from the balance of $286 million at March 31, 2005. The decrease was primarily attributable to the early retirement of $100 million of long-term debt that was completed in April 2005, capital expenditures and payment of the regular quarterly dividend, partially offset by the $35 million gross proceeds from the sale of JcAIR Test Systems and cash flow from operations.

Cash Flow Comparison	Second Quarter		Year -to-date - First six months
(Dollars in Millions)	2005	2004	2005	2004
Cash Flow from Operations*	$91	$80	$107	$127

Capital Expenditures	($40)	($29)	($66)	($51)

*Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($2)	($8)	($6)	($15)
Pension Contributions	($4)	($28)	($7)	($41)
Business Highlights
•	During the quarter Goodrich realigned the organizational responsibilities of its three Segment Presidents, which will allow each of them greater exposure to businesses within the enterprise and strengthen the overall senior management team and stewardship of the company’s assets. Effective June 20, Jack Carmola assumed leadership of the Airframe Systems segment, Cindy Egnotovich assumed leadership of the Engine Systems segment and John Grisik assumed leadership of the Electronic Systems segment. Mr. Grisik will also lead the company’s Continuous Improvement and Supply Chain enterprise-wide initiatives.

•	Goodrich continued its deleveraging strategy by announcing on July 28 that it will redeem the $82 million balance of its 6.45 percent Notes due 2007. The redemption will be completed on August 30, 2005. The company will record a pre-tax expense in the third quarter 2005 of approximately $6 million ($4 million after-tax) for premiums and other costs associated with the redemption.

•	Boeing awarded Goodrich a follow-on contract to supply the cargo systems for the B777, B767 and B747. The cargo systems include mechanical systems, power drive units and electrical control systems. The contract is expected to generate over $390 million in original equipment and aftermarket sales through 2012.
2005 Outlook
The company has increased its 2005 outlook from that provided in its April 28, 2005 results press release. The full year 2005 outlook for sales has been increased from $5.1 — $5.2 billion to

$5.2 — $5.3 billion, due primarily to expected stronger commercial aftermarket sales growth. The revised outlook represents a sales increase of about 11 – 13 percent from 2004 levels. The company also increased its outlook for net income per diluted share from $1.80 — $1.95 to $2.00 — $2.10, reflecting margin expansion associated with the sales growth and an effective tax rate in the 32 – 33 percent range. The revised outlook for net income per diluted share, which includes higher expected after-tax pension expenses of approximately $6 million ($0.05 per diluted share) and all premiums and costs associated with the early retirement of long-term debt, represents an increase of 40 — 47 percent over 2004 reported results.
Goodrich’s revised 2005 outlook is based on the following market assumptions:
•	Deliveries of Airbus and Boeing large commercial aircraft are expected to increase by 10 – 15 percent annually in both 2005 and 2006, based on the announced plans by Airbus and Boeing. Goodrich sales of commercial aircraft original equipment are now projected to increase by approximately 20 percent in 2005, compared to 2004.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow. Goodrich sales to airlines for large commercial and regional aircraft aftermarket parts and services are now expected to grow approximately 10 percent in 2005, compared to 2004, somewhat above expectations for global ASM increases due to the continuing strong demand for aftermarket components and services.

•	Total regional and business aircraft production is expected to be relatively flat in 2005, compared to 2004, as deliveries of business jets are expected to increase, offsetting the expected decrease in regional aircraft deliveries. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase its original equipment sales in this market channel for the full year 2005, compared to 2004.

•	Military sales (original equipment and aftermarket) are expected to increase 5 — 6 percent in 2005, compared to 2004, representing a growth rate slightly greater than global military budgets.
Goodrich expects cash flow from operations, minus capital expenditures, to exceed 75 percent of net income from continuing operations in 2005. The company now expects 2005 capital expenditures to be in the range of $170 — $190 million, compared to the prior range of $190 — $210 million.
The current net income and cash flow from operations outlook for 2005 does not include resolution of the previously disclosed Rohr and Coltec tax litigation or divestitures other than the JcAIR Test Systems business.

The supplemental segment discussion and tables that follow provide more detailed information about the second quarter 2005 results.

Goodrich will hold a conference call on July 28, 2005 at 10:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5542.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolio of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

Forward-looking Statements
Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 and A380, the Boeing 787 Dreamliner, the EMBRAER 190, and the Lockheed Martin F-35 Joint Strike Fighter and F-22 Raptor;

•	the company’s ability to extend its contracts with Boeing relating to the 787 Dreamliner beyond the initial contract period;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the possibility of restructuring and consolidation actions beyond those previously announced by the company;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts).
The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###

Supplemental Segment Review

	Dollars in millions		Percent Change
Total Segment Results	2nd Quarter 2005	2nd Quarter 2004	2Q05 vs. 2Q04
Sales	$1,353	$1,128	20%
Segment Operating Income	$157.3	$125.9	25%
Margin %	11.6%	11.2%	N/A
Included below is a summary discussion of sales and operating income changes by segment:
Airframe Systems: Airframe Systems segment sales of $464 million in the second quarter 2005 increased $60 million, or 15 percent, from $404 million in the second quarter 2004. The increase was primarily due to the following:
•	Higher landing gear commercial and regional original equipment (OE) sales volume,

•	Higher large commercial, regional and military aircraft wheel and brake sales volume,

•	Higher actuation systems sales volume,

•	Higher sales of airframe heavy maintenance services, and

•	Favorable currency translation on non-U.S. dollar sales, primarily in the actuation systems and landing gear businesses.
Airframe Systems segment operating income of $11 million in the second quarter 2005 decreased $14 million, or 57 percent, from $25 million in the second quarter 2004. The segment operating income decrease was primarily due to a $15 million charge for the retrofit of redesigned parts for the A380 actuation system, including reserves for related obsolete inventory, supplier claims and impaired assets, plus higher operating costs in the landing gear and actuation businesses, partially offset by increased income related to the higher sales volume described above.
Engine Systems: Engine Systems segment sales of $566 million in the second quarter 2005 increased $117 million, or 26 percent, from $449 million in the second quarter 2004. The increase was primarily due to the following:
•	Higher aerostructures engine OE, U.S. military and commercial spares and maintenance, repair and overhaul (MRO) sales volume,

•	Higher sales volume of turbo-machinery products for U.S. military and regional aircraft applications and in the power generation market,

•	Higher revenues from asset management arrangements with military customers for aftermarket support from customer services, and

•	Favorable currency translation on non-U.S. dollar sales, primarily in the engine controls business.
Engine Systems segment operating income of $109 million in the second quarter 2005 increased $40 million, or 58 percent, from $69 million in the second quarter 2004. Segment operating income was higher due primarily to higher sales volume, and an improved aftermarket sales mix, primarily for aerostructures products.
Electronic Systems: Electronic Systems segment sales of $323 million in the second quarter 2005 increased $48 million, or 17 percent, from $275 million in the second quarter 2004. The increase was primarily due to the following:
•	Higher sales volume of regional and business jet aircraft OE and aftermarket products for the power systems, de-icing & specialty systems and sensor systems businesses,

•	Higher sales volume of military OE and aftermarket sales in nearly all business units, and

•	Higher sales volume of large commercial aircraft OE products for the aircraft interior products, de-icing & specialty systems and fuel & utility systems businesses.
Electronic Systems segment operating income of $38 million in the second quarter 2005 increased $7 million, or 21 percent, from $31 million in the second quarter 2004. Segment operating income was higher due primarily to the increased sales volume described above, partially offset by increased research and development costs for programs that have been already awarded and increased operating costs.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2005	2004	2005	2004
Sales	$1,352.7	$1,128.0	$2,628.2	$2,284.5

Operating costs and expenses:
Cost of sales	990.5	824.6	1,920.2	1,690.8
Selling and administrative costs	226.1	200.9	441.8	392.5

	1,216.6	1,025.5	2,362.0	2,083.3

Operating Income	136.1	102.5	266.2	201.2
Interest expense	(33.0)	(35.7)	(66.9)	(73.1)
Interest income	1.0	0.5	1.9	1.3
Other income (expense) — net	(14.3)	(11.7)	(24.4)	(29.7)

Income from continuing operations before income taxes	89.8	55.6	176.8	99.7
Income tax expense	(27.4)	(17.2)	(57.6)	(30.9)

Income From Continuing Operations	62.4	38.4	119.2	68.8
Income from discontinued operations	13.3	0.4	14.0	0.6
Cumulative effect of change in accounting	—	—	—	16.2

Net Income	$75.7	$38.8	$133.2	$85.6

Basic Earnings per Share:
Continuing operations	$0.52	$0.33	$0.99	$0.58
Discontinued operations	0.11	—	0.12	0.01
Cumulative effect of change in accounting	—	—	—	0.13

Net Income	$0.63	$0.33	$1.11	$0.72

Diluted Earnings per Share:
Continuing operations	$0.51	$0.32	$0.97	$0.57
Discontinued operations	0.10	—	0.11	0.01
Cumulative effect of change in accounting	—	—	—	0.13

Net Income	$0.61	$0.32	$1.08	$0.71

Dividends declared per common share	$0.20	$0.20	$0.40	$0.40

Weighted — Average Number of Shares Outstanding (in millions)
Basic	121.1	118.5	120.4	118.3

Diluted	123.6	120.1	122.9	120.0

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2005	2004	2005	2004
Sales:
Airframe Systems	$464.0	$403.8	$906.7	$806.4
Engine Systems	565.8	449.2	1,093.9	947.7
Electronic Systems	322.9	275.0	627.6	530.4

Total Sales	$1,352.7	$1,128.0	$2,628.2	$2,284.5

Operating Income:
Airframe Systems	$10.8	$25.3	$38.6	$46.4
Engine Systems	108.8	69.4	199.3	143.8
Electronic Systems	37.7	31.2	70.0	53.9

Total Segment Operating Income	157.3	125.9	307.9	244.1

Corporate General and Administrative Costs	(21.2)	(23.4)	(41.7)	(42.9)

Total Operating Income	$136.1	$102.5	$266.2	$201.2

Segment Operating Income as a Percent of Sales:
Airframe Systems	2.3%	6.3%	4.3%	5.8%
Engine Systems	19.2%	15.4%	18.2%	15.2%
Electronic Systems	11.7%	11.3%	11.2%	10.2%

Total Segment Operating Income as a Percent of Sales	11.6%	11.2%	11.7%	10.7%

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2005	2004
Current Assets
Cash and cash equivalents	$251.3	$297.9
Accounts and notes receivable, less allowances for doubtful receivables ($19.3 at June 30, 2005 and $19.5 at December 31, 2004)	737.4	649.3
Inventories — net	1,256.0	1,163.5
Deferred income taxes	115.4	118.9
Prepaid expenses and other assets	64.1	118.8
Assets from discontinued operations	—	17.8

Total Current Assets	2,424.2	2,366.2

Property, plant and equipment — net	1,126.2	1,164.1
Prepaid pension	242.6	275.5
Goodwill	1,280.3	1,258.5
Identifiable intangible assets — net	473.9	507.0
Deferred income taxes	44.6	44.7
Other assets	586.2	601.5

Total Assets	$6,178.0	$6,217.5

Current Liabilities
Short-term debt	$—	$1.0
Accounts payable	518.4	509.5
Accrued expenses	696.7	731.9
Income taxes payable	328.9	294.4
Deferred income taxes	22.0	22.0
Current maturities of long-term debt and capital lease obligations	83.8	2.4
Liabilities from discontinued operations	—	4.0

Total Current Liabilities	1,649.8	1,565.2

Long-term debt and capital lease obligations	1,711.8	1,899.4
Pension obligations	768.3	761.7
Postretirement benefits other than pensions	297.8	302.7
Deferred income taxes	8.9	33.7
Other non-current liabilities	328.7	311.9
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 135,152,924 shares at June 30, 2005 and 132,709,310 shares at December 31, 2004 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	675.8	663.5
Additional paid-in capital	1,145.5	1,077.9
Income retained in the business	204.4	119.5
Accumulated other comprehensive loss	(197.9)	(103.7)
Common stock held in treasury, at cost (13,588,968 shares at June 30, 2005 and 13,566,071 shares at December 31, 2004)	(415.1)	(414.3)

Total Shareholders’ Equity	1,412.7	1,342.9

Total Liabilities And Shareholders’ Equity	$6,178.0	$6,217.5

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2005	2004	2005	2004

Operating Activities
Income from continuing operations	$62.4	$38.4	$119.2	$68.8
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	0.5	3.1	3.7	4.9
Payments	(2.4)	(8.3)	(5.8)	(15.1)
Depreciation and amortization	57.5	55.8	112.2	109.8
Stock-based compensation expense	5.1	4.5	10.4	9.6
Loss on extinguishment of debt	5.7	—	5.7	—
Deferred income taxes	3.5	(4.6)	(25.3)	(1.6)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(32.7)	34.5	(136.2)	(45.2)
Change in receivables sold, net	4.5	14.5	28.8	—
Inventories	(45.8)	(45.5)	(111.5)	(51.6)
Other current assets	31.4	(1.8)	50.4	(11.7)
Accounts payable	9.0	(6.2)	29.9	6.4
Accrued expenses	(21.1)	1.7	(22.8)	47.2
Income taxes payable	10.5	18.8	60.3	6.6
Tax benefit on non-qualified options	4.3	0.6	8.8	2.2
Other non-current assets and liabilities	(1.9)	(25.4)	(20.4)	(3.5)

Net Cash Provided By Operating Activities	90.5	80.1	107.4	126.8

Investing Activities
Purchases of property, plant and equipment	(39.6)	(28.5)	(66.4)	(51.3)
Proceeds from sale of property, plant and equipment	5.1	0.2	5.3	0.2
Payments made in connection with acquisitions, net of cash acquired	(0.5)	—	(9.3)	(0.5)

Net Cash Used By Investing Activities	(35.0)	(28.3)	(70.4)	(51.6)

Financing Activities
Increase (decrease) in short-term debt, net	—	(2.3)	(1.0)	(1.8)
Repayment of long-term debt and capital lease obligations	(105.6)	(4.3)	(106.1)	(70.0)
Proceeds from issuance of common stock	17.2	4.4	51.3	18.3
Purchases of treasury stock	—	(0.2)	(0.6)	(0.2)
Dividends	(24.1)	(23.7)	(47.9)	(47.2)
Distributions to minority interest holders	—	—	(2.4)	—

Net Cash Provided (Used) By Financing Activities	(112.5)	(26.1)	(106.7)	(100.9)

Discontinued Operations
Net cash provided by discontinued operations	24.6	1.6	27.2	3.0
Effect of exchange rate changes on cash and cash equivalents	(2.7)	(0.3)	(4.1)	0.5

Net decrease in cash and cash equivalents	(35.1)	27.0	(46.6)	(22.2)
Cash and cash equivalents at beginning of period	286.4	329.2	297.9	378.4

Cash and cash equivalents at end of period	$251.3	$356.2	$251.3	$356.2

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Preliminary Income Statement Data:
Non-Segment Expenses:

Net Interest Expense	$(32.0)	$(35.2)	$(65.0)	$(71.8)

Other Income (Expense), Net:	$(14.3)	$(11.7)	$(24.4)	$(29.7)

— Discontinued Retiree Health Care	$(3.8)	$(4.1)	$(8.5)	$(9.4)
— Loss on Extinguishment of Debt	$(5.7)	$—	$(5.7)	$—
— Impairment of a Note Receivable	$—	$—	$—	$(7.0)
— Other Income (Expense)	$(4.8)	$(7.6)	$(10.2)	$(13.3)

Preliminary Cash Flow Data:
Dividends	$(24.1)	$(23.7)	$(47.9)	$(47.2)

Depreciation and Amortization	$57.5	$55.8	$112.2	$109.8

— Depreciation	$42.4	$39.8	$82.0	$80.1
— Amortization	$15.1	$16.0	$30.2	$29.7

	June 30,	December 31,
	2005	2004
Preliminary Balance Sheet Data:

Inventory
Preproduction and Excess-Over-Average Inventory	$263.0	$239.8

Short-term Debt	$—	$1.0
Current Maturities of Long-term Debt and Capital Lease Obligations	83.8	2.4
Long-term Debt and Capital Lease Obligations	1,711.8	1,899.4

Total Debt[1]	$1,795.6	$1,902.8
Cash and Cash Equivalents	251.3	297.9

Net Debt[1]	$1,544.3	$1,604.9

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.